Exhibit 3.1

DocuSign Envelope ID: 0994D04C-ED5C-4B11-B06E-786C11ED005E

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☐ Certificate of Designation
☐ Certificate of Amendment to Designation - Before Issuance of Class or Series
☒ Certificate of Amendment to Designation - After Issuance of Class or Series
☐ Certificate of Withdrawal of Certificate of Designation

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: Interlink Electronics, Inc. Entity or Nevada Business Identification Number (NVID): E0328962012-7
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing:
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing: 8.00% Series A Convertible Preferred Stock
5. Amendment of class or series of stock:	☐ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. ☐ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6. Resolution: Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.* There shall be a series of Preferred Stock that shall be designated as the "8.00% Series A Convertible Preferred Stock"...(continued on the attached)
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X DocuSigned by: Steven N Bronson Signature of Officer Date: 11/22/2021

* Attach additional page(s) if necessary
This form must be accompanied by appropriate fees.

Page 1 of 1
Revised: 1/1/2019

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF DESIGNATIONS, PREFERENCES,

LIMITATIONS, RESTRICTIONS AND RELATIVE RIGHTS OF

SERIES A CONVERTIBLE PREFERRED STOCK

OF

INTERLINK ELECTRONICS, INC.

Pursuant To Section 78.1955 of the Nevada Revised Statutes

Interlink Electronics, Inc., a corporation organized and existing under and by virtue of the laws of the State of Nevada (the “Corporation”), does hereby certify that:

I.              Pursuant to the resolutions of the Board of Directors of the Corporation adopted by unanimous written consent on November 17, 2021, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Designations, Preference, Limitations, Restrictions and Relative Rights of Series A Preferred Stock (“Certificate of Designation”) of the Corporation, declaring said amendment to be advisable to the Corporation and its stockholders. The resolution setting forth the proposed amendment is as follows:

RESOLVED FURTHER, that Section 1 of the Certificate of Designation shall be amended in its entirety to read as follows:

“1. DESIGNATION AND NUBMER OF SHARES. There shall be a series of Preferred Stock that shall be designated as the “8.00% Series A Convertible Preferred Stock”, par value $0.01 per share (the “Series A Preferred Stock”), and the authorized number of shares of the Series A Preferred Stock shall be 200,000. Such number of shares may be increased or decreased by resolution of the Board; provided, however, that no such decrease shall reduce the number of authorized shares of the Series A Preferred Stock to a number less than the number of shares of the Series A Preferred Stock then issued and outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants, if any, to purchase shares of Series A Preferred Stock, or upon the conversion of any outstanding securities issued by the Corporation that are convertible into shares of Series A Preferred Stock. The rights, preferences, powers, restrictions and limitations of the Series A Preferred Stock shall be as set forth herein.”

II.            Pursuant to the terms of the Certificate of Designation and the provisions of Section 78.1955 of the Nevada Revised Statutes, said amendment did not require approval of the stockholders of the Corporation.

III.           Said amendment was duly adopted in accordance with the provisions of Section 78.1955 of the Nevada Revised Statutes.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Steven N. Bronson, its Executive Officer, this 22nd day of November, 2021.

By:	/s/ Steve N. Bronson
Name:	Steven N. Bronson
Title:	Chief Executive Officer